Exhibit 5.1

August [___], 2005



Board of Directors
Playlogic Entertainment, Inc.
Concertgebouwplein 13
1071 LL Amsterdam
The Netherlands
Re:      Registration Statement on Form SB-2

Dear Sirs:

As counsel to Playlogic Entertainment, Inc. (the "Company"), we are writing this letter in connection with the registration under the Securities Act of 1933 of certain shares of the Company's common stock, par value $.001 (the "Common Stock"), as described below. A registration statement on Form SB-2 was filed by the Company with the Securities and Exchange Commission on July 20, 2005 (the "Registration Statement"). This opinion shall be filed with Amendment No. 1 to the Registration Statement.

The Registration Statement seeks the registration of the 6,236,132 shares of the Common Stock (the "Registered Shares"). The Registered Shares are to be offered to the public by certain of the Company's security holders identified in the Company's Registration Statement.

In rendering this opinion, we have reviewed and relied on (i) the Registration Statement and all exhibits thereto, (ii) the Articles of Incorporation and the By-laws of the Company, and (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters. We also have examined such other documents, records and instruments and have made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion. In such examination, we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to us by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge. In rendering this opinion, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We also have assumed that all documents and corporate record books submitted to us are true, accurate and complete.

Based upon and relying solely on the foregoing, we are of the opinion that the Registered Shares have each been duly authorized for issuance and sale. We are further of the opinion that the Registered Shares are validly issued, fully paid and non-assessable. When sold under the effective Registration Statement, the Registered Shares may be transferred free and clear of all restrictions and the Registered Shares shall not bear any restrictive legend. We hereby consent to the reference to our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                              /s/ HELLER EHRMAN LLP